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                                                               Exhibit (a)(5)(v)


               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY


------------------------------------------x
DEREK HRENIUK, on behalf of himself and   :
all similarly situated persons,           :
                                          :      Civil Action No. 19170NC
                              Plaintiff,  :
                                          :
            -against-                     :
                                          :
TD WATERHOUSE GROUP, INC., RICHARD J.     :
RZASA, JOHN THOMPSON, JOHN M.             :
THOMPSON, LEO J. HINDERY, JR.,            :
A. CHARLES BAILLE, JR., STEPHEN D.        :
MCDONALD, WENDY K. DOBSON,                :
STEVEN B. DODGE, LAWRENCE M.              :
WATERHOUSE, JR., JOHN SEE and             :
TORONTO-DOMINION BANK,                    :
                                          :
                              Defendants. :
------------------------------------------x


                      SHAREHOLDER'S CLASS ACTION COMPLAINT

     Plaintiff, by his attorneys, for his complaint against defendants, alleges upon personal knowledge with respect to paragraph 2, and upon information and belief based, inter alia, upon the investigation of counsel, as to all other allegations herein, as follows:


                              NATURE OF THE ACTION

     1. This is a stockholders' class action on behalf of the public stockholders of TD Waterhouse Group, Inc. ("TD Waterhouse" or the "Company") to enjoin the proposed acquisition of the publicly owned shares of TD Waterhouse's common stock by its majority shareholder, defendant Toronto-Dominion Bank ("Toronto-Dominion").
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                                  THE PARTIES

      2. Plaintiff has been the owner of the common stock of the Company since prior to the transaction herein complained of and continuously to date.

      3. Defendant TD Waterhouse is a corporation duly organized and existing under the laws of the State of Delaware.

      4. Defendant Toronto-Dominion is a corporation duly organized and existing under the laws of Canada. Toronto-Dominion, owns approximately 88.6% of the Company's outstanding common stock.

      5. Defendant A. Charles Baille, Jr. is Chairman of the Board of the Company. He is also CEO and Chairman of the Board of Toronto-Dominion.

      6. Defendant Stephen D. McDonald is a director of the Company. He is also Vice-Chairman of the Board of Toronto-Dominion.

      7. Defendant Wendy K. Dobson is a director of the Company. She is also a director of Toronto-Dominion.

      8. Defendant John M. Thompson is a director of the Company. He is also a director of Toronto-Dominion.

      9.  Defendants Richard J. Rzasa, John Thompson, Steven B. Dodge, Lawrence
M. Waterhouse, Jr, and John See are directors of the Company.

     10. The defendants named in paragraphs 5 through 9 (the "Individual Defendants") are in a fiduciary relationship with plaintiff and the other public stockholders of TD Waterhouse and owe them the highest obligations of good faith and fair dealing.

     11. Defendant Toronto-Dominion, through its approximately 88.6% ownership of TD

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Waterhouse and having persons affiliated with on TD Waterhouse's board, has effective and working control of TD Waterhouse. As such, defendant Toronto-Dominion is in a fiduciary relationship with plaintiff and the other public stockholders of TD Waterhouse and owes them the highest obligations of good faith and fair dealing.

                            CLASS ACTION ALLEGATIONS

     12. Plaintiff brings this action on his own behalf and as a class action pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all TD Waterhouse stockholders (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

     13.  This action is properly maintainable as a class action.

     14. The class of stockholders for whose benefit this action is brought is so numerous that joinder of all Class members is impracticable.

     15. There are questions of law and fact which are common to the Class including, inter alia, the following:

          (a) whether the Individual Defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the members of the Class;

          (b) whether plaintiff and the other members of the Class will be damaged irreparably by defendants' failure to take action designed to obtain the best value for the public shareholders' interest in TD Waterhouse.

     16. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims

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of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff will fairly and adequately represent the Class.

     17. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class and establish incompatible standards of conduct for the party opposing the Class.

     18. Defendants have acted and are about to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief with respect to the Class as a whole.

                            SUBSTANTIVE ALLEGATIONS

     19. On October 10, 2001, it was announced that Toronto-Dominion offered to acquire all of the outstanding shares of TD Waterhouse, it does not already own, for $9.00 per share cash. The transaction is structured as a first-step tender offer, second-step merger.

     20. The consideration to be paid to Class members in the transaction is unconscionable and unfair and grossly inadequate because, among other things, the intrinsic value of TD Waterhouse's common stock is materially in excess of the amount offered for those securities in the proposed acquisition given the stock's current trading price and the Company's prospects for future growth and earnings.

     21. Toronto-Dominion timed its offer to take advantage of the decline in the market price of TD Waterhouse's stock. The offer has the effect of capping the market for TD Waterhouse's stock to facilitate Toronto-Dominion's plan to obtain the public interest in TD Waterhouse as cheaply as possible.

     22. Under the circumstances, the Individual Defendants are obligated to explore all alternatives to maximize shareholder value.

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     23.  The defendants have breached their duty of loyalty to TD Waterhouse stockholders by using their control of TD Waterhouse to force plaintiff and the Class to sell their equity interest in TD Waterhouse at an unfair price, and deprive TD Waterhouse's public shareholders of maximum value to which they are entitled. The Individual Defendants have also breached the duties of loyalty and due care by not taking adequate measures to ensure that the interests of TD Waterhouse's public shareholders are properly protected from overreaching. Toronto-Dominion has breached its fiduciary duties, which arise from its effective control of TD Waterhouse, by using such effective control for its own benefit.

     24. The terms of the transaction are grossly unfair to the Class, and the unfairness is compounded by the gross disparity between the knowledge and information possessed by defendants by virtue of their positions of control of TD Waterhouse and that possessed by TD Waterhouse's public shareholders. Defendants' scheme and intent is to take advantage of this disparity and to induce the Class to relinquish their shares in the acquisition at an unfair price on the basis of incomplete or inadequate information.

     25.  Plaintiff has no adequate remedy at law.

WHEREFORE, Plaintiff demands judgment as follows:

     A.   declaring this to be a proper class action;

     B. enjoining, preliminarily and permanently, the acquisition under the terms presently proposed;

     C. to the extent, if any, that the transaction complained of is consummated prior to the entry of this Court's final judgment, rescinding the same or awarding rescissory damages to the Class;

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     D.   directing that defendants account to plaintiff and the Class for all damages caused to them and account for all profits and any special benefits obtained by defendants as a result of their unlawful conduct;

     E. awarding to plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and

     F.   granting such other and further relief as the Court deems appropriate.

Dated: October 11, 2001


                              CHIMICLES & TIKELLIS, LLP

                         By: /s/ Beth Deborah Savitz
                            ----------------------------
                            Pamela S. Tikellis (ID #2172)
                            Robert J. Kriner, Jr. (ID #2546)
                            Beth Deborah Savitz (ID #3774)
                            One Rodney Square
                            P.O. Box 1035
                            Wilmington, Delaware 19899
                            (302)656-2500

                            Attorneys for Plaintiff